BNP RESIDENTIAL PROPERTIES, INC.                                Exhibit 99.1
301 South College Street - Suite 3850
Charlotte, North Carolina 28202

Contact: Philip S. Payne
         Chairman & Chief Financial Officer
         Tel:  (704) 944-0100
         Fax:  (704) 944-2039

PRESS RELEASE
FOR IMMEDIATE RELEASE


                        BNP RESIDENTIAL PROPERTIES, INC.
               ANNOUNCES FOURTH QUARTER AND 2004 OPERATING RESULTS


Charlotte, North Carolina
March 3, 2005

BNP Residential Properties, Inc. (AMEX: BNP) today announced operating results for the fourth quarter and year ended December 31, 2004.

Overview: BNP Residential Properties, Inc. is a real estate investment trust focused on owning and operating apartment communities. BNP owns and operates 25 apartment communities containing a total of 6,113 apartments. We also provide third-party management services for seven apartment communities containing a total of 1,799 apartments. In January 2005, we acquired an economic interest in and became the general partner of the entities owning three of the seven apartment communities for which we provide management services. We have previously announced that we have entered into contracts to acquire the remaining four managed apartment communities.
 In addition to the apartment properties, the Company owns 40 restaurant properties that are leased on a triple-net basis to a restaurant operator. The Company currently operates in the states of North Carolina, South Carolina and Virginia.

BNP Residential Properties, Inc. is structured as an UPREIT or umbrella partnership real estate investment trust. The Company is the sole general partner and owns a controlling interest in BNP Residential Properties Limited Partnership, the operating partnership. All of the Company's operations are conducted through the operating partnership.

Operating Results:

                          See Tabular Information Below

Results of Operations

For the Quarter ended December 31, 2004

Funds from Operations: Funds from operations of the operating partnership for the fourth quarter of 2004 totaled $3.1 million, an increase of 19.0% compared to the fourth quarter of 2003. Funds from operations per common share was $0.29 for the fourth quarter of 2004 compared to $0.34 for the fourth quarter of 2003. (See also "Non-GAAP Information" below)

Funds Available for Distribution: Funds available for distribution for the fourth quarter of 2004 totaled $2.7 million, an increase of 13.9% compared to the fourth quarter of 2003. (See also "Non-GAAP Information" below)

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

Net income/(loss): Net income (before deduction for cumulative preferred dividend) for the fourth quarter of 2004 was $150,000 compared to $217,000 in 2003. On a diluted per share basis, loss attributable to common shareholders was $0.01 for the fourth quarter of 2004, compared to income available to common shareholders of $0.00 for the fourth quarter of 2003.

Revenues: Total revenue for the fourth quarter of 2004 was $14.1 million, an increase of 23.7% compared to the same period in 2003. Apartment related income (apartment rental income plus income from apartment management and investment activities) accounted for 93.2% of total revenue in the fourth quarter of 2004 compared to 91.6% in the fourth quarter of 2003. Restaurant rental income was 6.8% of total revenue in the fourth quarter of 2004 compared to 8.4% in 2003.

Apartments: Apartment rental revenue during the fourth quarter was $12.9 million, an increase of 29.0% compared to 2003. This increase was primarily attributable to seven apartment acquisitions in 2003 and 2004 (two in 2003, and five in the second and third quarters of 2004), as well as increased rental income at all apartment communities. Average economic occupancy for all apartments was 93.2% for the fourth quarter of 2004 compared to 95.2% during the fourth quarter of 2003. Average monthly revenue per occupied unit for all apartments was $744 in the fourth quarter of 2004 compared to $720 in 2003.

On a same units basis, apartment revenue increased by 2.6% in the fourth quarter of 2004 as compared to the fourth quarter of 2003. This increase was the result of an increase in rental income. On a same units basis, average economic occupancy was 93.9% for the fourth quarter of 2004 compared to 95.4% in the fourth quarter of 2003. Average monthly revenue per occupied unit was $746 in the fourth quarter of 2004 compared to $725 in 2003.

Restaurants: Restaurant rental income for the fourth quarters of both 2004 and 2003 was $957,000. Same store sales at our restaurants decreased by 2.3% in the fourth quarter of 2004 compared to the fourth quarter of 2003.

Other Income: Management fee income for the fourth quarter of 2004 decreased to $179,000 from $194,000 in 2003. This decrease is attributable to our acquisition of a previously managed property in July 2004.

Expenses: Total expenses, including non-cash charges for depreciation and amortization, were $13.9 million for the fourth quarter of 2004, an increase of 24.8% compared to 2003.

Apartment operations expense (the direct costs of on-site operations) was $5.2 million for the fourth quarter of 2004, an increase of 26.4% compared to 2003. The increase reflects the addition of seven apartment communities in 2003 and 2004. Apartment operations expense represented 40.5% of related apartment rental income for the fourth quarter of 2004 compared to 41.4% in 2003. On a same units basis, apartment operations expense decreased by 1.7% for the fourth quarter of 2004 as compared to the fourth quarter of 2003.

Apartment administrative expense (the costs associated with oversight, accounting and support of the company's apartment management activities for both owned and third party properties) was $606,000 for the fourth quarter of 2004 compared to $558,000 in 2003. Corporate administration expense was $585,000 in the fourth quarter of 2004 compared to $406,000 in 2003.

Operating expenses for restaurant properties are insignificant because the restaurant properties' triple-net lease arrangement requires the lessee to pay virtually all of the expenses associated with the restaurant properties.

Depreciation and amortization totaled $3.4 million in the fourth quarter of 2004, an increase of 21.8% compared to 2003. This increase reflects apartment acquisitions in 2003 and 2004, as well as additions and replacements at other communities.

Interest expense for the fourth quarter was $4.1 million in 2004, an increase of 25.7% compared to 2003. This increase is primarily attributable to new debt issued in conjunction with acquisitions of apartment properties.

Dividend: The Company paid common dividend distributions totaling $0.25 per share during the fourth quarters of both 2004 and 2003. The Company paid preferred dividend distributions totaling $0.275 per share during the fourth quarters of both 2004 and 2003.

For the Year ended December 31, 2004

Funds From Operations: Funds from operations of the operating partnership totaled $11.4 million in 2004, an increase of 22.9% compared to $9.3 million in 2003. Funds from operations per common share was $1.20 for 2004 as compared to $1.21 for 2003. (See also "Non-GAAP Information" below)

Funds Available for Distribution: Funds available for distribution totaled $10.0 million in 2004, a 26.4% increase compared to 2003. (See also "Non-GAAP Information" below)

Net Income/(Loss): Net income (before deduction for cumulative preferred dividend) was $1.0 million in 2004 compared to $107,000 in 2003. On a diluted per share basis, income available to common shareholders was $0.01 for 2004 compared to a loss of $0.09 for 2003.

Revenues: Total revenue in 2004 was $50.9 million, an increase of 19.2% compared to 2003. Apartment related income (apartment rental income plus income from apartment management and investment activities) accounted for 92.5% of total revenue in 2004 compared to 90.8% in 2003. Restaurant rental income was 7.5% of total revenue in 2004 compared to 9.2% in 2003.

Apartments: Apartment rental revenue in 2004 was $45.8 million, an increase of 22.2% compared to 2003. The increase is primarily attributable to the acquisition of seven apartment communities in 2003 and 2004. Average economic occupancy for all apartments was 94.4% in 2004 compared to 92.8% in 2003. Average monthly revenue per occupied unit for all apartments was $737 in 2004 compared to $725 in 2003.

On a same units basis, apartment revenue increased by 4.0% in 2004, reflecting improved apartment performance. On a same units basis, average economic occupancy was 94.8% in 2004 compared to 92.9% in 2003. Average monthly revenue per occupied unit was $739 in 2004 compared to $728 in 2003.

Restaurants: Restaurant rental income in 2004 was $3.8 million, a decrease of 2.0% from 2003. This decrease was due to the sale of two restaurant properties during 2003. Same store sales at our restaurant properties increased by 8.5% in 2004. For both 2004 and 2003, restaurant rental income was the minimum rent required under the lease.

Other Income: Management fee income for 2004 was $761,000, a decrease of 12.8% from 2003. This decrease is primarily attributable to our acquisitions of previously managed properties (one in August 2003, and one in July 2004). During the year, we recorded casualty gains totaling $269,000 related to fires at two of our apartment communities. We have excluded the casualty gains from our calculation of funds from operations.

Expenses: Total expenses, including non-cash charges for depreciation and amortization, were $49.8 million in 2004, an increase of 16.6% compared to 2003.

Apartment operations expense was $18.6 million in 2004, an increase of 20.1% compared to 2003. The increase reflects the addition of seven apartment communities in 2003 and 2004. Apartment operations expense represented 40.5% of related apartment rental income compared to 41.2% in 2003. On a same units basis, apartment operations expense was flat.

Apartment administrative expense (the costs associated with oversight, accounting and support of the Company's apartment management activities for both owned and third party properties) was $2.2 million in 2004 as compared to $1.7 million in 2003. Corporate administration expense was $2.3 million in 2004 compared to $2.2 million in 2003.

Operating expenses for restaurant properties are insignificant because the restaurant properties' triple-net lease arrangement requires the lessee to pay virtually all of the expenses associated with the restaurant properties.

Depreciation and amortization totaled $12.0 million in 2004, an increase of 16.1% compared to 2003. This increase reflects property acquisitions in 2003 and 2004 as well as additions and replacements at other apartment communities.

Interest expense was $14.6 million in 2004, an increase of 12.4% compared to 2003. This increase is primarily attributable to new debt issued in conjunction with acquisitions of apartment properties.

Dividend: The Company paid common dividend distributions totaling $1.00 per share during 2004 and 2003. For 2004, 88.0% of the distribution was classified as non-taxable return of capital and 12.0% was ordinary taxable dividend income. The Company paid preferred dividend distributions totaling $1.10 per share during 2004 and 2003.

President's Statement: 2004 was a year of significant growth for us. During the year we acquired five apartment communities that increased our apartment holdings by 26%, completed two equity offerings in which we raised approximately $30 million, and consummated seven financing and four refinancing transactions for various apartment properties. As a result of these activities, we saw significant increases in revenue, expenses, debt and equity.

After several difficult years, we began to see significant improvement in our apartment operations in mid-2003. This improvement continued throughout 2004 with improving occupancies and rental rates. With economic occupancy for all apartments for 2004 averaging 94.4% it will be difficult for us to make significant gains in occupancy going forward, therefore our emphasis will turn to increasing rental rates. While we have some concerns, we are confident that our emphasis on middle market apartments, the quality and physical condition of our properties, and the long-term economic and demographic outlook for our markets put us in good position to enjoy continued improvement in our apartment operations.

Over the past few years, two of our biggest sources of competition for residents have been single-family homes and new apartment construction. The advent of no down payment single-family home mortgages combined with historic low interest rates has posed a challenge for us. However, significant increases in single-family construction costs and rising home mortgage rates appear to be resolving this issue. The same is true for new apartment construction as rising construction costs are making it increasingly more difficult to build new apartments of similar size, quality and location as ours that can be profitability rented in the $700 per month range. We believe we are well positioned to compete on price with single-family homes and newly constructed apartments.

Going forward, we intend to continue to add to our apartment portfolio when we find appropriate opportunities. We remain committed to middle market apartments. There is an increasing need for high quality, modestly priced apartments that are well located, extremely well maintained and professionally managed. At an average base rental rate of slightly more than $700 per month, we provide high quality housing for firefighters, policemen, teachers, office workers, store clerks, young couples and an increasing number or retirees. Our combination of affordability with quality gives us a wide group of potential residents.

All in all, we are optimistic about the long-term outlook for our apartments, our markets and our company.

Conference Call: Management will hold a conference call to discuss these earnings on Friday, March 4, 2005 at 12:00 p.m. Eastern Time. This call will be webcast by Shareholder.com and can be accessed through BNP's website at www.bnp-residential.com. Institutional investors may dial 1-888-695-0614, confirmation code - 8403287 to access the call.

Non-GAAP Information: Funds from operations is frequently referred to as "FFO." FFO is defined by the National Association of Real Estate Investment Trusts ("NAREIT") as "net income (computed in accordance with generally accepted accounting principles), excluding gains (losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures." Our calculation of FFO is consistent with FFO as defined by NAREIT. Because we hold all of our assets in and conduct all of our operations through the Operating Partnership, we measure FFO at the operating partnership level (i.e., before minority interest).

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. In fact, real estate values have historically risen or fallen with market conditions. FFO is intended to be a standard supplemental measure of operating performance that excludes historical cost depreciation from - or "adds it back" to - GAAP net income. We consider FFO to be useful in evaluating potential property acquisitions and measuring operating performance.

We calculate funds available for distribution as FFO plus non-cash expense for amortization and write-off of unamortized loan costs, less recurring capital expenditures. We believe that, together with net income and cash flows, funds available for distribution provides investors with an additional measure to evaluate the ability of the Operating Partnership to incur and service debt, to fund acquisitions and other capital expenditures, as well as to fund distributions to shareholders and minority unitholders.

Funds from operations and funds available for distribution do not represent net income or cash flows from operations as defined by generally accepted accounting principles. You should not consider funds from operations or funds available for distribution:

o to be alternatives to net income as reliable measures of the company's operating performance, or
o        to be alternatives to cash flows as measures of liquidity.

Funds from operations and funds available for distribution do not measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization, capital improvements and distributions to shareholders. Funds from operations and funds available for distribution do not represent cash flows from operating, investing or financing activities as defined by generally accepted accounting principles. Further, funds from operations and funds available for distribution as disclosed by other REITs might not be comparable to our calculation of funds from operations or funds available for distribution.

Additional Information: More information may be obtained by calling our corporate offices at (704) 944-0100 or on our web site at www.bnp-residential.com. Information requests may be e-mailed to the investor relations department at investor.relations@bnp-residential.com.

Forward Looking Statement Disclosure: This press release includes forward-looking statements concerning the company's operations, economic performance and financial condition, including, in particular, forward-looking statements regarding future operations and performance. Such statements are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors identified in our annual report on Form 10-K for the year ending December 31, 2003.

BNP Residential Properties, Inc.
-------------------------------------------------------------------------------
Consolidated Statements of Operations and Funds from Operations (unaudited) All amounts in thousands, except per share data


                                                             Three months ended          Twelve months ended
                                                                December 31                  December 31
                                                           -----------------------     -------------------------
                                                              2004        2003            2004         2003
                                                           -----------------------     -------------------------
Revenues
Apartment rental income                                      $ 12,878     $ 9,987         $ 45,808     $ 37,475
Restaurant rental income                                          957         957            3,830        3,908
Management fee income                                             179         194              761          873
Casualty gains                                                      -           -              269            -
Interest and other income                                          35         223              197          404
                                                           -----------  ----------     ------------ ------------
                                                               14,050      11,361           50,865       42,660

Expenses
Apartment operations                                            5,222       4,133           18,563       15,458
Apartment administration                                          606         558            2,210        1,711
Corporate administration                                          585         406            2,309        2,196
Interest                                                        4,127       3,283           14,608       13,000
Depreciation and amortization                                   3,381       2,775           12,035       10,361
Write-off of unamortized loan costs at refinance                    -           -               85            -
                                                           -----------  ----------     ------------ ------------
                                                               13,922      11,155           49,810       42,727
                                                           -----------  ----------     ------------ ------------
Income before minority interest                                   129         207            1,055          (66)
Minority interest in operating partnership                        (22)        (10)              16         (174)
                                                           -----------  ----------     ------------ ------------
Net income                                                        150         217            1,039          107
Cumulative preferred dividend                                     250         250            1,000          661
                                                           -----------  ----------     ------------ ------------
(Loss) income available to common shareholders               $  (100)     $  (33)           $   39      $ (553)
                                                           ===========  ==========     ============ ============

Income (loss) before minority interest                       $    129     $   207          $ 1,055      $  (66)
less casualty gains                                                 -           -             (269)           -
less cumulative preferred dividend                               (250)       (250)          (1,000)        (661)
add depreciation                                                3,270       2,690           11,660       10,040
                                                           -----------  ----------     ------------ ------------
Funds from operations                                           3,148       2,646           11,447        9,313

less recurring capital expenditures                              (579)       (379)          (1,918)      (1,731)
add amortization of deferred loan costs                           111          86              375          322
add write-off of unamortized loan costs at refinance                -           -               85            -
                                                           -----------  ----------     ------------ ------------
Funds available for distribution                                2,680       2,353            9,988        7,904

add cumulative preferred dividend                                 250         250            1,000          661
add recurring capital expenditures                                579         379            1,918        1,731
add casualty losses                                                14           -               14            -
less amortization of deferred interest defeasance                   -         (79)            (105)        (228)
add (less) changes in operating assets and liabilities            211         183             (138)        (472)
                                                           -----------  ----------     ------------ ------------
Net cash provided by operating activities                    $  3,734     $ 3,087         $ 12,677      $ 9,594
                                                           ===========  ==========     ============ ============

Per common share amounts - basic:
   Net income                                                $   0.02     $  0.04          $  0.14     $  0.02
                                                           ===========  ==========     ============ ============
   (Loss) income available to common shareholders            $  (0.01)    $  0.00          $  0.01     $ (0.09)
                                                           ===========  ==========     ============ ============
Per common share amounts - diluted:
   Net income (loss)                                         $   0.01     $  0.03          $  0.11     $ (0.01)
                                                           ===========  ==========     ============ ============
   (Loss) income available to common shareholders            $  (0.01)    $  0.00          $  0.01     $ (0.09)
                                                           ===========  ==========     ============ ============
   Funds from operations                                     $   0.29     $  0.34          $  1.20     $  1.21
                                                           ===========  ==========     ============ ============

Consolidated Statements of Operations and Financial Results (unaudited) - continued All amounts in thousands, except per share data

                                                             Three months ended           Twelve months ended
                                                                December 31                  December 31
                                                           -----------------------     -------------------------
                                                              2004        2003            2004         2003
                                                           -----------------------     -------------------------
Weighted average shares and units outstanding:
   Preferred B shares and units                                   909         909              909          601
                                                           ===========  ==========     ============ ============
   Common shares                                                8,636       5,897            7,617        5,868
   Operating partnership minority units                         1,866       1,841            1,856        1,843
                                                           -----------  ----------     ------------ ------------
      Common shares and minority units                         10,501       7,738            9,473        7,711
                                                           ===========  ==========     ============ ============

We calculated basic and diluted per common share amounts using the following:

Numerators:
For basic per common share amounts -
   Net income                                                 $   150     $   217          $ 1,039      $   107
   less cumulative preferred dividend                            (250)       (250)          (1,000)        (661)
                                                           -----------  ----------     ------------ ------------
   (Loss) income available to
      common shareholders - basic                             $  (100)    $   (33)         $    39      $  (553)
                                                           ===========  ==========     ============ ============

For diluted per common share amounts -
   Income (loss) before minority interest                     $   129     $   207          $ 1,055      $  (66)
   less cumulative preferred dividend                            (250)       (250)          (1,000)        (661)
                                                           -----------  ----------     ------------ ------------
   (Loss) income available to
      common shareholders - diluted                           $  (121)     $  (43)         $    55      $  (727)
                                                           ===========  ==========     ============ ============

   Income (loss) before minority interest                     $   129      $  207          $ 1,055      $   (66)
   less casualty gains                                              -           -             (269)           -
   less cumulative preferred dividend                            (250)       (250)          (1,000)        (661)
   add depreciation                                             3,270       2,690           11,660       10,040
                                                           -----------  ----------     ------------ ------------
   Funds from operations                                      $ 3,148     $ 2,646         $ 11,447      $ 9,313
                                                           ===========  ==========     ============ ============

Denominators:
 For basic per common share amounts -
    Weighted average common shares outstanding                  8,636       5,897            7,617        5,868
 Effect of potentially dilutive securities:
    Convertible operating partnership units                     1,866       1,841            1,856        1,843
    Stock options (1)                                              58           8               31            6
                                                           -----------  ----------     ------------ ------------
 For diluted per share amounts -
    Adjusted weighted average common shares
       and assumed conversions                                 10,559       7,747            9,504        7,717
                                                           ===========  ==========     ============ ============

(1) Includes only dilutive stock options.

BNP Residential Properties, Inc.
-------------------------------------------------------------------------------
Consolidated Balance Sheets (unaudited)
(all amounts in thousands)

                                                                             December 31           December 31
                                                                                2004                  2003
                                                                         -------------------  --------------------
Assets
Real estate investments at cost:
   Apartment properties                                                     $       389,119      $        299,661
   Restaurant properties                                                             37,405                37,405
                                                                         -------------------  --------------------
                                                                                    426,525               337,067
   Less accumulated depreciation                                                    (66,454)              (56,053)
                                                                         -------------------  --------------------
                                                                                    360,071               281,014
Cash and cash equivalents                                                               517                   564
Prepaid expenses and other assets                                                     4,516                 3,408
Intangible related to acquisition of management operations, net                       1,115                 1,115
Deferred financing costs, net                                                         1,545                 1,098
                                                                         -------------------  --------------------
Total assets                                                                $       367,764      $        287,200
                                                                         ===================  ====================

Liabilities and Shareholders'Equity
Deed of trust and other notes payable                                       $       286,425      $        229,714
Accounts payable and accrued expenses                                                   897                   354
Accrued interest on notes payable                                                     1,264                 1,055
Deferred revenue and security deposits                                                1,787                 1,344
Deferred credit for interest defeasance, net                                              -                   105
                                                                         -------------------  --------------------
                                                                                    290,373               232,572

Minority interest in Operating Partnership                                           14,394                15,895
Shareholders' equity:
   Preferred stock, $.01 par value, 10,000,000 shares
      authorized, 909,090 shares issued and outstanding at
      December 31, 2004, 909,090 shares issued and
      outstanding at December 31, 2003                                               10,000                10,000
   Common stock, $.01 par value, 100,000,000 shares
      authorized, 8,652,740 shares issued and outstanding at
      December 31, 2004, 5,907,133 shares issued and
      outstanding at December 31, 2003                                                   87                    59
   Additional paid-in capital                                                       103,221                71,473
   Distributions in excess of net income                                            (50,311)              (42,800)
                                                                         -------------------  --------------------
Total shareholders' equity                                                           62,996                38,733
                                                                         -------------------  --------------------
Total liabilities and shareholders' equity                                  $       367,764      $        287,200
                                                                         ===================  ====================






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